EXECUTIVE EMPLOYMENT AGREEMENT

     THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into, effective as of the date signed by both parties, by and between Williams Controls, Inc., a Delaware corporation (the “Company”), and Patrick W. Cavanagh (“Executive”).

BACKGROUND

     A. Executive has many years of experience in the truck parts industry, and the Company desires to retain Executive as President and Chief Executive Officer on the terms described in this Agreement.

     B. Executive desires to accept employment with the Company on the terms described in this Agreement.

     C. The Company and Executive anticipate that Executive’s hire date will be October 4, 2004, or such sooner date as agreed upon by Executive and the Company’s Chairman of the Board.

AGREEMENT

     In consideration of the provisions of this Agreement, the Company and Executive agree as follows:

I. DUTIES

     1.1 Title and Responsibilities. Executive shall serve as President and Chief Executive Officer of the Company, with the responsibilities and duties typical of that position, as well as such other responsibilities and duties as may be assigned to him from time to time by the Company’s Board of Directors (the “Board”). Executive shall devote his best efforts and full business time to the business and interests of the Company.

     1.2 Company Policies. Executive agrees to perform his job consistent with all Company policies and ethical business practices.

II. COMPENSATION

     2.1 Base Salary. The Company shall pay Executive a base salary (“Base Salary”) of $240,000 per year, payable in installments according to the Company’s usual payroll practices. Up to 7% of Executive’s Base Salary may be paid, in the Company’s complete discretion, in the form of the Company’s common stock (the “Common Stock”), which payment will occur in a single transfer of stock near the end of the second quarter of the Company’s fiscal year, with the shares of Common Stock valued based on the average trading price for the 30 days immediately preceding payment. In addition, commencing September 30, 2005, the Board will annually review Executive’s Base Salary.

     2.2 Annual Bonus. At the end of each full fiscal year of the Company, Executive will be eligible for bonus compensation, which will be calculated in three stages and in the aggregate referred to as the “Annual Bonus.” The bonus potential described below starts October 1, 2004, applicable for the 2005 fiscal year of the Company.

          (i) First Stage. As soon as practicable following the commencement of Executive’s employment with the Company, Executive and members of the Board will agree on objective performance targets, the accomplishment of which will entitle Executive to a bonus payment of 60% of his Base Salary. This is the first stage of the Annual Bonus. The parties intend that similar objective targets will be agreed to around the start of each fiscal year of the Company, which goals will apply toward calculating the first stage of the Annual Bonus for that fiscal year.

          (ii) Second Stage. Executive and members of the Board will also agree on factors indicative of an extraordinary performance, the accomplishment of which will make Executive eligible for an increase in his annual bonus up to an amount of 40% of his Base Salary. The parties acknowledge that while the first stage of the Annual Bonus (up to 60% of Base Salary) will be based on yearly Company performance, the second stage of the Annual Bonus (up to an additional 40% of Base Salary) will include other measures that the Board and Executive deem important for the Company’s success.

          (iii) Third Stage. Executive’s Annual Bonus may be increased by a third stage, equal to an additional 50% of his Base Salary, based on the Board’s assessment of the achievement of growth and improvement objectives established by the Board at the start of the Company’s fiscal year. Based on all three stages, the Annual Bonus may reach, in the aggregate, a total Annual Bonus package of 150% of Executive’s Base Salary.

          (iv) Company Stock Component. To the extent the Annual Bonus exceeds, 100% of Executive’s Base Salary for any fiscal year, the Board may, in its sole discretion, satisfy its payment obligations for any amounts over 100% of Base Salary by paying in the form of cash or in shares of Common Stock, with the shares of Common Stock valued based on the average trading price for the 30 days immediately preceding payment of the Annual Bonus. Payment of the Annual Bonus, if any, shall be paid within 90 days following the close of the Company’s fiscal year.

     2.3 Stock Options. In partial consideration of Executive’s execution of this Agreement, Executive shall receive options for 1,000,000 shares of the Company’s Common Stock under any stock option plan adopted by the Company from time to time. The exercise price associated with each option granted to Executive shall be the greater of $1.00 per share or the average price of the Common Stock based on the average trading price of the Common Stock for the 30 days immediately preceding Executive’s hire date. The options shall be nonqualified stock options with a term of 10 years. The options will vest and become exercisable based on a gradual vesting schedule, with 20% of the options becoming vested for each 12 months of employment that Executive completes with the Company, with the options becoming fully vested upon a “Sales Event,” as defined below, or in the event that there is a triggering of any “drag-along” or “tag-along” rights associated with shares of Common Stock owned by Executive.

The option agreement issued to Executive will also include any accelerated vesting rights held by other executives of the Company. The parties acknowledge that the Company is engaged in a recapitalization transaction, prior to which, and for a short time afterward, the Company will be unable to issue stock options to Executive. Once options are issued, the options shall reflect in the corresponding vesting schedule that vesting starts on Executive’s hire date, and not with the date on which the options are ultimately granted. In addition, the parties acknowledge that if the fair market value of the stock increases, the exercise price associated with Executive’s stock options shall nevertheless be the greater of $1.00 per share or the average sale price for a share of Common Stock on the Executive’s hire date, even if that price is less than the value of Common Stock on the date the options are granted.

     For purposes of this Agreement, a “Sales Event” shall mean (i) a sale of all or substantially all of the Company’s assets, (ii) a sale (or series of related sales) of the Company’s stock after which voting control of the Company is held by persons who were not shareholders of the Company prior to the sale, if in connection with the sale, or thereafter, Executive is terminated for reasons other than Cause or leaves the Company for Good Reason (as such terms are defined below), or (iii) a tender offer, merger, consolidation, reorganization or other similar event that shifts voting control of the Company (or any successor entity) to persons who were not shareholders of the Company prior to the transaction.

     2.4 Other Benefits.

          (i) The Company shall provide Executive with any additional employee benefits generally extended to other full-time salaried employees of the Company, on the same terms generally available to the Company’s full-time salaried employees. In addition, in conjunction with Executive’s potentially variable start date, as expressed in Section C. of the Background section of this Agreement, if Executive is required to elect COBRA coverage under his current employer’s group health plan before becoming eligible for coverage under the Company’s group health plan, the Company will reimburse Executive for the COBRA premium amount or pay the amount for him.

          (ii) The Company shall pay or reimburse Executive for all travel and entertainment expenses incurred by Executive in connection with his duties on behalf of the Company, subject to proper documentation and the reasonable approval of the Company.

          (iii) Executive will be eligible for enhanced physicals at the Mayo Clinic (or another comparable facility of his choosing), at the expense of the Company, similar to the program offered by Executive’s former employer.

          (iv) Executive will receive “Personal Time Off” (or “PTO”) of six weeks upon commencement of employment, and will subsequently accrue additional PTO at a monthly rate equivalent to six weeks per year. The parties agree that to the extent possible, Executive will be reasonably available during vacation times to receive calls, emails, etc., and to conduct business as may reasonably be required.

          (v) As a signing bonus, and to compensate Executive for possibly missing a retention incentive and fiscal 2004 bonus with his current employer, the Company shall pay Executive a one-time bonus in late November 2004 of $60,000, paid in an equivalent number of shares of the Company’s Common Stock (based on the average trading price for the 30 days immediately preceding payment).

If his current employer pays this 2004 bonus, then the Company shall not be obligated to pay the $60,000. As a further one-time bonus in lieu of Executive receiving a retention bonus from his current employer, the Company will pay Executive $200,000 as follows: $100,000 in Common Stock (with the value measured as described above) and $100,000 in cash if Executive’s current employer pays him his 2004 bonus; or $50,000 in Common Stock and $150,000 in cash if his current employer does not pay his 2004 bonus. The Company will pay these amounts at approximately the time that Executive would have received his retention bonus award from his current employer had he remained employed, provided that none of these bonuses will be paid if, prior to the time of payment by the Company, (a) Executive has been terminated by the Company for Cause (as defined below), or (b) Executive has terminated his employment for reasons other than death, disability or grounds that constitute Good Reason (as such terms are defined below).

          (vi) In addition, and in connection with the bonus payments described above, Executive has agreed to purchase $25,000 worth of Common Stock on the open market, during both the first and second year of his employment with the Company.

          (vii) The Company will assist Executive in relocating to the Portland, Oregon area, with the specific terms of the reimbursement to match as closely as feasible the policies of Executive’s present employer. The Company will not necessarily use a third party in this assistance as is the policy of Executive’s current employer. The details will be worked out between Executive, the Company’s Chairman of the Board and the Company’s CFO.

III. TERMINATION OF EMPLOYMENT

     3.1 By Executive.

          (i) Executive may resign his employment with the Company upon no less than 30 days’ written notice to the Company. The Company may elect to terminate Executive’s employment immediately upon receiving notice of his resignation and, in such case, shall pay Executive his Base Salary for the 30 day notice period in addition to any Base Salary earned by Executive prior to his termination. Other than remaining amounts of Base Salary, the Company shall not owe Executive any additional compensation following his resignation, except as provided in Section 2.4(v), and provided further that if Executive is employed on the last day of a fiscal year of the Company, and would otherwise be due an Annual Bonus, as described in Section 2.2, he shall be paid the Annual Bonus, even if he terminates employment prior to the actual payment of the bonus, in which case the Company will pay him his Annual Bonus at the time it would have normally paid.

          (ii) Executive’s resignation shall be deemed to be for “Good Reason” if the resignation is in connection with (a) an assignment of duties inconsistent with respect to his position as President and Chief Executive Officer or any other action by the Board that results in a decrease of his position, authority, duties or responsibilities, excluding an isolated and inadvertent action not taken in bad faith and that is remedied by the Board within 20 days of Executive’s written notice of the problem; (b) any decrease in Executive’s Base Salary or other benefits, other than an isolated and inadvertent failure not occurring in bad faith, which the Company remedies within 20 days of Executive’s written notice of the decrease, or any material decrease in qualified retirement plan or health insurance benefits in conjunction with a plan change needed to enable the plans to satisfy IRS requirements or bring the benefits in line with benefits available to executives of an acquiring entity, or any general reduction in retirement or health plan benefits applicable to the workforce as a whole;

(c) any material breach of this Agreement by the Company, which breach is not cured within 20 days of Executive’s written notice of the breach; or (d) any requirement by the Company that Executive relocate more than 50 miles away from the Company’s offices in Portland, Oregon, excluding reasonable travel required by the Company for business purposes.

     3.2 By the Company. The Company may terminate Executive’s employment immediately and without advance notice for Cause. As used herein, “Cause” means: (a) a material breach of the provisions of this Agreement by the Executive; (b) personal or professional conduct of Executive, which, in the reasonable and good faith judgment of the Board, materially injures or tends to materially injure the reputation of the Company or otherwise materially adversely affects the business interests of the Company, with such conduct including, but is not limited to, dishonesty, substance abuse, or arrest or indictment for or conviction of a felony; (c) material breach by Executive of any statutory, common law or other duty or obligation to the Company, including Executive’s duty of loyalty or confidentiality to the Company, which breach is not remedied within 20 days of the Company’s written notice to Executive; or (d) conduct that constitutes willful, wanton or grossly negligent malperformance of Executive’s duties, which conduct, in the reasonable and good faith judgment of the Board, materially adversely affects the business interests of the Company, which conduct is not remedied within 20 days of the Company’s written notice to Executive. If Executive’s employment is terminated for Cause, the Company shall have no obligation to pay Executive any further compensation, including unpaid bonuses or benefits of any kind, except Base Salary earned by Executive prior to his termination; provided, however, if Executive is employed on the last day of a fiscal year of the Company, and would otherwise be due an Annual Bonus, as described in Section 2.2, he shall be paid the Annual Bonus, even if he is terminated prior to the actual payment of the bonus, including a termination for Cause, unless the Board reasonably determines in good faith that elements giving rise to a termination for Cause occurred during the fiscal year on which the Annual Bonus is based, in which case the Annual Bonus shall not be paid.

     3.3 Disability of Executive. If Executive is unable to perform the essential functions of his position with or without reasonable accommodation for a period of 180 consecutive days, the Company may elect to terminate Executive’s employment, which termination shall be treated as a termination not for Cause.

     3.4 Death of Executive. This Agreement shall terminate automatically upon Executive’s death, which termination shall be considered without Cause.

     3.5 Effect of Termination. After termination of Executive’s employment for any reason, the Restrictive Covenants contained in Article IV of this Agreement shall remain in full force and effect, together with the Company’s right to enforce such Restrictive Covenants and receive damages in the event of a breach of any such Restrictive Covenants.

     3.6 Severance Pay. If within one year of Executive’s date of hire his employment is terminated by the Company for reasons other than Cause, or Executive terminates for Good Reason, the Company shall pay Executive a severance payment equal to two times his Base Salary. If the Company terminates Executive’s employment for reasons other than Cause, or Executive terminates his employment for Good Reason, after the first anniversary of his hire date, the Company shall pay Executive a severance payment equal to one and one half times his Base Salary. If payment is triggered under this Section 3.6, the Company will also pay the COBRA premium associated with continued health insurance for Executive during the applicable COBRA continuation period. Notwithstanding the foregoing provisions of this Section 3.6, in the event of a Sales Event in which Executive obtains an offer for reasonably equivalent base pay, standard fringe benefits and a reasonable bonus potential for a minimum 18-month period for the position offered from the purchaser of the Company, the Company will not pay any severance; provided, however, that if Executive decides not to accept the offer after it is presented to him in writing, and after having at least 30 days to consider the offer, the Company will pay severance to Executive of one-year’s Base Salary plus an amount equal to his COBRA premium for 18 months.

     3.7 Suit by Current Employer. The parties acknowledge that Executive has a non-competition agreement with his current employer. The Company agrees that if Executive’s current employer successfully obtains a restraining order or an injunction that prohibits Executive from working for the Company for the period described in the agreement with his current employer (or a shorter period), the Company will continue Executive’s Base Salary and medical benefits during the period of the restraining order or injunction, as well as the bonus amounts described in Section 2.4(v), and the court-required cessation of employment shall not be viewed as a termination for purposes of assessing Cause or Good Reason, and similarly shall not entitle Executive to severance benefits under Section 3.6. The Company also agrees that if Executive’s current employer initiates a suit to enforce the non-compete agreement, the Company will pay Executive’s legal costs to defend the action. The Company will also hold the President and Chief Executive Officer position open for Executive during any time he is prohibited, by virtue of an injunction, from working for the Company.

IV. RESTRICTIVE COVENANTS

     4.1 Executive’s Acknowledgment. Executive acknowledges that: (a) he is accepting this continued employment with the understanding and agreement that he will be bound by this covenant not to compete; (b) he will continue to occupy a position of trust and confidence with the Company through which he will become even more intimately familiar with the Company’s business and marketing plans, strategy, financial information, trade secrets and other confidential information that is of great potential value to the Company’s competitors; (c) the Company solicits, generates and/or conducts business on a national level; and (d) Executive’s agreement to the restrictive covenants contained in this Article IV is a condition of his employment with the Company.

     4.2 Covenant Not to Compete. Executive hereby agrees that so long as he is employed by the Company in any capacity and for one year following the termination of his employment with the Company (the “Restricted Period”), he will not, directly or indirectly, as employee, agent, consultant, member, stockholder, director, co-partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or entity), or otherwise assist any person or entity (other than the Company) that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly competes with or operates in the same line of business as the Company anywhere in the United States. Executive is permitted, however, to own up to 5% of the stock of a competing business for purely investment purposes, so long as the business is a company whose stock is publicly traded and he does not participate in the competing business in any other manner whatsoever.

     4.3 Interference with Relationships. During the Restricted Period, Executive shall not for himself or for any other person or entity (i) employ in any capacity, recruit or solicit for employment any of the Company’s employees, or otherwise seek to influence any of the Company employee’s to leave the Company’s employ; or (ii) solicit or encourage any client of the Company (i.e., any person or entity that was a client at any time during Executive’s employment with the Company or during the Restricted Period) to terminate or otherwise alter his, her or its relationship with the Company.

     4.4 Confidential Information. During the Restricted Period and thereafter, Executive will not use or disclose any Confidential Information of the Company, except to the extent use or disclosure of the Confidential Information is necessary to the performance of his duties for the Company. As used in this Agreement, “Confidential Information” shall mean any information relating to the business or affairs of the Company, including but not limited to information relating to the Company’s marketing and business plans, strategy, finances, customer identities, potential customers, employees, research, programs, trade secrets, proprietary information or other information that the Company makes reasonable efforts to maintain as confidential.

     4.5 Effect of Termination. If the Company or Executive should terminate this Agreement for any reason, the provisions contained in this Article IV will remain in full force and effect for the duration of the Restricted Period.

     4.6 Remedies. Executive acknowledges and agrees that the covenants set forth in this Article IV (collectively, the “Restrictive Covenants”) are reasonable and necessary for the protection of the Company’s business interests, that irreparable injury will result to the Company if Executive breaches any of the terms of the Restrictive Covenants, and that in the event of Executive’s actual or threatened breach of any of the Restrictive Covenants, the Company will have no adequate remedy at law. Executive accordingly agrees that in the event of any actual or threatened breach by him of any of the Restrictive Covenants, the Company shall be entitled to immediate temporary injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove.

     4.7 Blue-Pencil. If any court of competent jurisdiction shall at any time deem any of the terms of the Restrictive Covenants unenforceable as written, the parties agree that the court should enforce the terms to the maximum extent permissible as determined by such court, rather than refuse to enforce the Restrictive Covenants at all.

V. GENERAL PROVISIONS

     5.1 Dispute Resolution. Any dispute arising among the parties to this Agreement will be resolved by single arbitrator arbitration conducted pursuant to Oregon Revised Statute Section 35.00, et seq., modified as described hereafter. Demand for arbitration shall be in writing, delivered to the other party. If the parties cannot agree to an arbitrator within thirty (30) days of the initial demand for arbitration, either party may petition the Multnomah County Circuit Court for the appointment of an arbitrator by the Court. Once appointed, the arbitrator shall allow discovery as described in the Oregon Rules of Civil Procedure. The hearing shall be conducted within one hundred twenty (120) days after the arbitrator’s appointment, unless otherwise agreed in writing by the parties. The arbitrator shall render a written decision within thirty (30) days after completion of the hearing. Notwithstanding the provisions of this Section, the Company may seek and obtain appropriate restraining orders and temporary or permanent injunctions in a court proceeding without engaging in arbitration with respect to any alleged violation of the covenants contained in Article V. The prevailing party in any arbitration or other legal proceeding to enforce these Restrictive Covenants, or any appeal therefrom, shall be entitled to recover reasonable attorneys’ fees and costs, including all costs associated with depositions and expert witnesses, from the nonprevailing party.

     5.2 Entire Agreement. Except where this Agreement specifically references and incorporates other agreements documents or policies, this Agreement contains the entire agreement and understanding of the parties with respect to Executive’s employment by the Company and the compensation payable to Executive by the Company and supersedes all prior understandings, agreements and discussions. This Agreement may only be amended or modified by a written instrument executed by Executive and the Company pursuant to authorization by the Board.

     5.3 Notices. Any notice required or permitted under this Agreement shall be in writing and shall be delivered personally, or sent by certified or registered mail, postage prepaid, return receipt requested. Any such notice shall be considered given when delivered personally, or if mailed, three (3) days after the date of deposit in the United States mail addressed to the party at the last known address of the party. Any party may, by notice given to the other according to the provisions of this Section 6.3, designate an address or person for the receipt of notices.

     5.4 Non-Waiver. Failure to enforce at any time any of the provisions of this Agreement shall not be interpreted to be a waiver of such provisions or to affect either the validity of this Agreement or the right of either party thereafter to enforce each and every provision of this Agreement.

     5.5 Separability. If one or more provisions of this Agreement is finally determined to be invalid or unenforceable, such provision will not affect or impair the other provisions of this Agreement, all of which will continue to be in effect and will be enforceable, provided, however, that any such invalid provisions shall, to the extent possible, be reformed so as to implement insofar as practicable the intentions of the parties.

     5.6 Law. This Agreement shall be interpreted in accordance with the laws of the State of Oregon.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

 WILLIAMS CONTROLS, INC.

By:	Dated:
Title:

EXECUTIVE

Dated:
Patrick W. Cavanagh